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                                                                    EXHIBIT 99.4

                           NATIONSBANK NEWS RELEASE


FOR IMMEDIATE RELEASE

September 5, 1995 -- NationsBank Corporation and Bank South Corporation today jointly announced a definitive agreement under which Bank South will merge with NationsBank.

The merger represents a major increase in the already sizable NationsBank commitment to Atlanta and will enhance the NationsBank position as the largest bank in metro Atlanta and Georgia.

"This merger seriously expands the NationsBank commitment to Atlanta -- one of America's great cities," said Ken Lewis, president of NationsBank Corporation. "A great city needs to have a great bank as a partner, and that's what Atlanta gets with this merger.

"By joining with Bank South, NationsBank expands its stake in Atlanta's economic growth, and dramatically enhances its clout to assist that growth," Lewis said. "What this merger will produce is a financial institution with the ability and the commitment to be a full partner in promoting economic growth throughout metro Atlanta."

Bank South has 149 offices in Georgia, including 60 in-store offices in supermarkets. It has $7.4 billion in assets and $5.1 billion in deposits. In addition, Bank South has 267 Automated Teller Machines (ATMs), the largest number of any bank in Georgia.

The merger agreement, which has been unanimously approved by the boards of directors of both companies, provides that each share of Bank South common stock will be exchanged for 0.44 shares of NationsBank common stock. Based on the closing price of NationsBank stock of $61.50 per share on Friday, September 1, the transaction would be valued at approximately $1.6 billion, or $27 per share of Bank South common stock.

"Bank South is a well-positioned bank in one of the most attractive markets in the country," said Lewis. "This merger also reinforces the NationsBank commitment to Atlanta and will allow us to play an even more effective role in serving markets throughout Georgia."

Georgia is the fourth fastest-growing state among the most populous states in the country, trailing only Florida, California, and Arizona.

Lewis also complimented Bank South Chief Executive Officer Patrick L. Flinn and his management team on successfully restructuring the company and developing a strong customer franchise in key Georgia markets.

"Pat Flinn's leadership and the teamwork displayed by people throughout the company made Bank South a success," said Lewis.

"They excel at customer service. We look forward to working closely with them, and a transition process will begin immediately to assure a smooth and seamless merger."
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"The fact that Bank South is joining one of the country's premier financial services companies is yet another indication of the success we have achieved," said Patrick L. Flinn, chairman and chief executive officer of Bank South. "NationsBank is an excellent corporate citizen and a fixture in the Georgia market," Flinn continued, "and we are forming a partnership that rewards shareholders and offers customers access to an even broader array of products and services."

Lewis also noted that Bank South's strong consumer, small business and middle market base will create significant opportunities for increased customer service and revenue enhancement. In addition, the combined company will be able to reduce costs and operate more efficiently.

As a result, NationsBank expects this transaction will have no discernible impact on earnings per share in 1996 and will add to earnings per share in 1997.

In addition, NationsBank stated that earnings per common share will exceed $7.00 in 1995, before any special items such as the benefit from deposit insurance premium reductions, the corporate trust sale gain, any one-time charge on SAIF deposits, or any Bank South merger expenses.

These results will be at or above the upper end of the company's stated goal of earnings per share growth of 12 percent to 15 percent. Earnings per common share totaled $6.12 in 1994.

The merger will be tax-free to Bank South shareholders and is expected to be accounted for as a pooling of interests. The transaction is expected to be completed during the first quarter of 1996, and is subject to approval by Bank South shareholders and customary regulators. Bank South has granted NationsBank an option to purchase 19.9% of its common stock, under certain circumstances.

NationsBank is the largest bank in Georgia with $18 billion in assets and 189 offices. NationsBank Corporation is the third largest banking company in the United States with $184 billion in assets and full-service banking offices in nine states and the District of Columbia.

                                    # # #

Contacts:   News Media, Scott Scredon, NationsBank (404) 607-5225
                    Matt Lewis, Bank South (404) 529-4725

                Investor Relations, Susan Carr (704) 386-8059
                         Jenny Repass (704) 386-8465




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